EXHIBIT 99.1

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2003 RESULTS

CHATTANOOGA, Tenn. (March 4, 2004) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the fourth quarter and year ended December 31, 2003 in line with its preliminary projection issued on February 24, 2004.

Revenues for the fourth quarter of 2003 were $87.8 million compared with $105.4 million for the fourth quarter of 2002. Domestic sales were $63.1 million for the fourth quarter of 2003, or 71.9% of 2003 fourth quarter revenues, compared to domestic sales of $87.2 million for the fourth quarter of 2002, or 82.7% of 2002 fourth quarter revenues. International sales were $24.7 million for the fourth quarter of 2003, or 28.1% of 2003 fourth quarter revenues, compared to international sales of $18.2 million for the fourth quarter of 2002, or 17.3% of 2002 fourth quarter revenues. The Company reported a net loss of $24.1 million, or $1.23 per diluted share, for the fourth quarter of 2003 compared with a net loss of $10.3 million, or $0.53 per diluted share, for the fourth quarter of 2002. The net loss for the fourth quarter of 2003 was within the range of expectations given by the Company in its February 24, 2004 press release.

Revenues for 2003 were $426.6 million compared with $480.6 million for 2002. Domestic sales were $331.0 million for 2003, or 77.6% of 2003 revenues, compared to domestic sales of $401.3 million for 2002, or 83.5% of 2002 revenues. International sales were $95.6 million for 2003, 22.4% of 2003 revenues, compared to international sales of $79.3 million for 2002, or 16.5% of 2002 revenues. The Company reported a net loss of $29.0 million, or $1.47 per diluted share, for 2003 compared with a net loss of $4.7 million, or $.24 per diluted share, for the prior year.

Consolidated financial statements for the fourth quarter and year ended December 31, 2003 and additional information related to segment revenues and profits are attached as addenda to this press release.

Astec's backlog at December 31, 2003 as previously released was $79.4 million compared to $60.7 million for 2002. Astec's backlog at January 31, 2004, was $90.7 million compared with $65.7 million at January 31, 2003.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "As I mentioned in our February 24, 2004 press release, we are disappointed in the financial results for the fourth quarter of 2003 and for the full year but are looking forward to 2004. The primary factors in the fourth quarter that negatively affected our earnings results were a goodwill impairment charge of approximately $16.3 million related to Statement of Financial Accounting Standards No. 142; underabsorbed overhead of approximately $2.9 million; a writedown of approximately $1.9 million on used and rental equipment to reflect the decreased market value due to poor economic conditions; and pre-tax losses from the Trencor and Astec Underground start-up operations at Loudon, Tennessee of approximately $3.6 million." Dr. Brock added, "On the positive side, our underabsorbed overhead in the fourth quarter decreased from the prior year fourth quarter because of measures taken to reduce manufacturing expenses, and interest expense has declined $1.3 million for the fourth quarter which reflects the debt reduction of $58.5 million in 2003. Our backlog at December 31, 2003 was $79.4 million compared to $60.7 million at December 31, 2002 for a 30.8% increase. Our backlog at January 31, 2004 was $90.7 million compared to $65.7 million at January 31, 2003 for a 38.1% increase. We believe we have hit the bottom of the economic cycle and have turned upward based on our backlog and customer activity. We anticipate that the six-year highway bill will be renewed, and we believe that an improving economy should increase state highway funding revenues and private commercial projects."

At December 31, 2003, Astec was not in compliance with a financial covenant under its credit facilities. The Company received a waiver for non-compliance for the fourth quarter of 2003 and has entered into amendments with its lenders effective as of December 31, 2003 which revise the financial covenant for the next three quarters.

Astec will reclassify the revolving portion of its credit facility for the second quarter ended June 30, 2003 and for the third quarter ended September 30, 2003 in accordance with Emerging Issues Task Force (EITF) Issue 95-22 "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement."  The effect will be to reclassify debt previously reported as long-term debt amounting to $27.8 million and $39.6 million in the second and third quarters of fiscal 2003, respectively, to current liabilities.  In accordance with EITF 95-22, Astec will also be classifying the revolving portion of its credit facility as current liabilities in its financial statements as of December 31, 2003. The reclassifications will not have an impact on the Company's total assets, shareholder's equity, liquidity or the results of operations for the impacted quarters or for the year ended December 31, 2003 and will not affect the financial covenants in the Company's credit facilities. The reclassifications will be reflected in the Company's filings.

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on March 5, 2004, at 9:00 a.m. EST to review its fourth quarter and fiscal 2003 financial results as well as its near term general outlook for 2004. The number to call for this interactive teleconference is (800) 404-1354. Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website at:

www.astecindustries.com/investors/corporate_info/conference_calls/default.htm

An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Friday, March 12, 2004, by dialing (800) 642-1687; conference ID number 5988900. A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within seven days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the future generally, the effects on the Company from its backlog and increased customer activity, the timing of the renewal of the highway bill, and the effects of improvements in the economy on state highway funding and private commercial projects. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, future downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to obtain waivers or amendments being discussed with the lenders or to comply in the future with covenants in the Company's credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2002.

For Additional Information Contact:

J. Don Brock

Chairman of the Board & C.E.O.

Phone: (423) 867-4210

Fax: (423) 867-4127

E-mail: dbrock@astecindustries.com

or

F. McKamy Hall

Vice President and Chief Financial Officer

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	December 31	December 31
	2003	2002
Assets
Current Assets
Cash and cash equivalents	$ 9,735	$ 30,341
Receivables, net	46,018	76,449
Inventories	110,234	120,238
Prepaid expenses and other	18,166	22,847
Total current assets	184,153	249,875
Property and equipment, net	105,182	125,799
Other assets	31,621	41,305
Total assets	$ 320,956	$ 416,979
Liabilities and shareholders' equity
Current liabilities
Revolving credit loan	$ 27,997
Current maturities of long-term debt	8,689	$ 3,220
Accounts payable - trade	28,956	33,680
Other accrued liabilities	37,510	39,751
Total current liabilities	103,152	76,651
Long-term debt, less current maturities	38,696	130,645
Other non-current liabilities	11,101	16,576
Minority interest in consolidated subsidiary	490	460
Total shareholders' equity	167,517	192,647
Total liabilities and shareholders' equity	$ 320,956	$ 416,979

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2003	2002	2003	2002
Net sales	$ 87,776	$ 105,379	$ 426,613	$ 480,590
Cost of sales	75,759	96,711	355,749	396,659
Gross profit	12,017	8,668	70,864	83,931
Selling, general, administrative & engineering expenses	19,888	18,958	77,772	80,038
Goodwill impairment	16,261	-	16,261	-
Relocation and start-up expenses	-	3,277	-	3,277
Income (loss) from operations	(24,132)	(13,567)	(23,169)	616
Interest expense	1,306	2,640	7,289	10,474
Other income, net of expense	(149)	674	878	2,733
Senior note termination expense	-	-	(3,837)	-
Income (loss) before income taxes	(25,587)	(15,533)	(33,417)	(7,125)
Income taxes	(1,446)	(5,256)	(4,486)	(2,511)
Minority interest in earnings	(5)	33	33	92
Net income (loss)	$ (24,136)	$ (10,310)	$ (28,964)	$ (4,706)

Earnings per Common Share
Net income (loss):
Basic	$ (1.23)	$ (0.53)	$ (1.47)	$ (0.24)
Diluted	$ (1.23)	$ (0.53)	$ (1.47)	$ (0.24)

Weighted average common shares outstanding
Basic	19,623,990	19,597,994	19,671,697	19,638,103
Diluted	19,623,990	19,597,994	19,671,697	19,638,103

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended December 31, 2003 and 2002
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2003 Revenues	17,668	43,030	14,204	12,680	194	87,776
2002 Revenues	30,407	50,418	14,278	9,368	908	105,379
Change $	(12,739)	(7,388)	(74)	3,312	(714)	(17,603)
Change %	(41.9%)	(14.7%)	(0.5%)	35.4%	(78.6%)	(16.7%)

2003 Gross Profit	658	9,129	2,323	(1,093)	1,000	12,017
2003 Gross Profit %	3.7%	21.2%	16.4%	(8.6%)	515.5%	13.7%
2002 Gross Profit	(926)	7,012	2,405	(156)	333	8,668
2002 Gross Profit %	(3.0%)	13.9%	16.8%	(1.7%)	36.7%	8.2%
Change	1,584	2,117	(82)	(937)	667	3,349

2003 Profit (Loss)	(4,488)	390	(2,914)	(16,184)	(905)	(24,101)
2002 Profit (Loss)	(4,708)	99	(1,186)	(5,838)	449	(11,184)
Change $	220	291	(1,728)	(10,346)	(1,354)	(12,917)
Change %	4.7%	293.9%	(145.7%)	(177.2%)	(301.6%)	(115.5%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.

A reconciliation of total segment losses to the Company's consolidated net loss is as follows:
	For the three months ended December 31
	2003	2002
Total loss for all segments	(24,101)	(11,184)
Minority interest in loss (earnings) of subsidiary	5	(33)
Recapture (elimination) of intersegment profit	(40)	907
Consolidated net loss	(24,136)	(10,310)

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the twelve months ended December 31, 2003 and 2002
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2003 Revenues	119,302	177,708	75,153	52,410	2,040	426,613
2002 Revenues	165,951	199,360	71,906	39,455	3,918	480,590
Change $	(46,649)	(21,652)	3,247	12,955	(1,878)	(53,977)
Change %	(28.1%)	(10.9%)	4.5%	32.8%	(47.9%)	(11.2%)

2003 Gross Profit	14,882	37,711	15,343	1,668	1,260	70,864
2003 Gross Profit %	12.5%	21.2%	20.4%	3.2%	61.8%	16.6%
2002 Gross Profit	21,107	39,826	17,288	4,561	1,149	83,931
2002 Gross Profit %	12.7%	20.0%	24.0%	11.6%	29.3%	17.5%
Change	(6,225)	(2,115)	(1,945)	(2,893)	111	(13,067)

2003 Profit (Loss)	(2,712)	5,124	559	(22,004)	(10,372)	(29,405)
2002 Profit (Loss)	3,127	7,908	4,152	(8,460)	(11,646)	(4,919)
Change $	(5,839)	(2,784)	(3,593)	(13,544)	1,274	(24,486)
Change %	(186.7%)	(35.2%)	(86.5%)	(160.1%)	10.9%	(497.8%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.

A reconciliation of total segment losses to the Company's consolidated net loss is as follows:

	For the twelve months ended December 31
	2003	2002
Total loss for all segments	(29,405)	(4,919)
Minority interest in earnings of subsidiary	(33)	(92)
Recapture of intersegment profit	474	305
Consolidated net loss	(28,964)	(4,706)

Segment profits were impacted by goodwill impairment charges during the fourth quarter of 2003. Goodwill impairment charges by segment are as follows (in thousands):

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
Goodwill Impairment	929	1,287	2,310	11,735	-	16,261